UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2021

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2251 Corporate Park Drive	Herndon	VA	20171
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MANT	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

ManTech International Corporation (the “Company”) is party to that certain Second Amended and Restated Credit Agreement dated as of August 17, 2017 (as amended, restated, extended, supplemented or otherwise modified prior to the date hereof) by and among the Company, as borrower, Bank of America, as agent, and a syndicate of lenders (the “Existing Credit Agreement”). On July 20, 2021, the Company amended and restated the Existing Credit Agreement and entered into an agreement by and among the Company (as the Borrower), Bank of America, N.A. (as Administrative Agent and L/C Issuer), PNC Bank, National Association (as Swing Line Lender), JP Morgan Chase Bank, N.A., TD Bank, N.A., U.S. Bank National Association and City National Bank (as Co-Documentation Agents), and PNC Capital Markets, LLC, TRUIST Bank, Capital One, National Association, and Citizens Bank, N.A. (as Co-Syndication Agents), and the other lender parties thereto (the “Third Amended and Restated Credit Agreement”).

The Third Amended and Restated Credit Agreement includes credit facilities in an aggregate principal amount of up to $1,100 million, available through (i) a $500 million revolving credit facility (the “Revolving Credit Facility”), which includes a $100 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $50 million sublimit for swingline loans (each a “Swingline Loan”), and (ii) a $600 million delayed-draw term loan facility (the “Term Facility,” which, together with the Revolving Credit Facility, comprises the Third Amended and Restated Credit Agreement). Each of the Revolving Credit Facility and the Term Facility matures on July 20, 2026. Under the Term Facility, borrowings are available to be drawn prior to the first anniversary of the Third Amended and Restated Credit Agreement in up to three separate drawings of not less than $50 million.

Under the Third Amended and Restated Credit Agreement, the interest rate for all borrowings under the facility will be set at a variable rate that may change based on the Company’s consolidated net leverage ratio. The Third Amended and Restated Credit Agreement contains the following financial maintenance covenants: (i) a maximum consolidated total leverage ratio of not more than 4.5-1.0, and (ii) a minimum consolidated interest coverage ratio of not less than 2.0-1.0. (However, the Third Amended and Restated Credit Agreement permits up to two “step ups” of the maximum consolidated total leverage ratio from 4.5-1.0 to 5.0-1.0 for four fiscal quarters following any permitted acquisitions by the Company involving consideration in excess of $50 million.) The Third Amended and Restated Credit Agreement includes provisions permitting the Borrower to request increases in the amount of revolving and term loan commitments made available to the Company thereunder, in an aggregate amount not to exceed the sum of (x) the amount of additional indebtedness that would not result in a pro forma consolidated senior secured leverage ratio greater than 3.0-1.0 plus (y) $250 million (subject to various adjustments, conditions and exceptions).

A copy of the Third Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the preceding description of material terms of the Third Amended and Restated Credit Agreement is qualified in its entirety by reference to the complete document filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement, by and among the Company (as Borrower), Bank of America, N.A. (as Administrative Agent and L/C Issuer), PNC Bank, National Association (as Swing Line Lender), JP Morgan Chase Bank, N.A., TD Bank, N.A., U.S. Bank National Association and City National Bank (as Co-Documentation Agents), and PNC Capital Markets, LLC, TRUIST Bank, Capital One, National Association, and Citizens Bank, N.A. (as Co-Syndication Agents), and the other lender parties thereto, dated July 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: July 20, 2021	By:	/s/ Michael R. Putnam
Michael R. Putnam
SVP – Corporate & Regulatory Affairs